                                                                     Exhibit 2.7

EXECUTION COPY

                            TAX PROTECTION AGREEMENT

                  THIS TAX PROTECTION AGREEMENT (this "Agreement") is dated as of November 18, 2003, by and among Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust ("PREIT"), PREIT Associates, L.P., a Delaware limited partnership ("PREIT Partnership"), and Crown American Properties, L.P., a Delaware limited partnership ("Crown Partnership"), Mr. Mark E. Pasquerilla ("Pasquerilla"), Crown Investments Trust ("CIT"), Crown American Investment Company ("CAIC"), Crown Holding Company ("CHC"), and Crown American Associates ("CA") (Crown Partnership, Pasquerilla, CIT, CAIC, CHC and CA are referred to herein collectively as the "Contributors," which term also includes the other persons and entities described in the definition of "Contributor" set forth in
Section 1 below).

                              W I T N E S S E T H:

                  WHEREAS, pursuant to that certain Agreement and Plan of Merger among PREIT, PREIT Partnership, Crown American Realty Trust ("Crown") and Crown Partnership, dated as of May 13, 2003 (the "Merger Agreement"), PREIT, as general partner of PREIT Partnership, and PREIT Partnership are making certain undertakings to the Contributors, who will become direct and indirect limited partners of PREIT Partnership as a result of the Crown Merger (as defined below in Section 1) and the other transactions described in the Merger Agreement (collectively, the "Merger Transactions"); and

                  WHEREAS, PREIT Partnership and the other parties hereto desire to enter into this Agreement regarding certain matters with respect to the specified properties identified on Schedule 1 to this Agreement (the "Protected Properties," as further defined in Section 1 below) and certain indebtedness of PREIT Partnership.

                  NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants, conditions and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                               A G R E E M E N T:

                  1. Definitions. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Merger Agreement. As used herein, the following terms have the following meanings:

                  Accounting Firm:  Has the meaning set forth in Section 2(f).

                  Arbitrator:  Has the meaning set forth in Section 2(f).

                  Assumed Built-In Gain Calculation: Has the meaning set forth in Section 2(d).

                  Assumed Effective Tax Rate: Means, as to any Contributor, an amount equal to the assumed effective federal, state and local income tax rate applicable to long-term capital gains, computed assuming (i) an effective combined federal, state and local income tax rate of 40%, adjusted for future changes in the federal corporate income tax rate applicable to long-term capital gains, which such adjustment shall be based upon the assumption that the current federal corporate income tax rate applicable to long-term capital gains is 35% and that a reduction or increase in such rate will cause a corresponding change, percentage point for percentage point, to the Assumed Effective Tax Rate.

                  Assumed Tax Payment Date: Means, as to any Contributor, in connection with a breach by PREIT Partnership under either
                  Section 2(a) or Section 3(a) resulting in the determination of a payment due under Section 2(c) or Section 3(d), as applicable, the date that is five business days prior to the Contributor's due date for the next required installment of estimated tax (under Code Section 6655(c) or Code Section 6654(c), as applicable) for which income recognized on the date of the event causing the breach would be required to be taken into account. Such date shall be determined without regard to whether an actual payment of estimated taxes would be due from Contributor.

                  CA: Has the meaning set forth in the Preamble.

                  CAIC: Has the meaning set forth in the Preamble.

                  CFLP: Means Crown American Financing Partnership, L.P., a Delaware limited partnership.

                  CHC: Has the meaning set forth in the Preamble.

                  CIT: Has the meaning set forth in the Preamble.

                  Code: Means the Internal Revenue Code of 1986, as amended.

                  Contributors: Means, as of the date hereof, Crown Partnership, Pasquerilla, CIT, CAIC, CHC and CA, and, after the date hereof, any person who holds Protected Units who acquired such Protected Units from a Contributor in a transaction in which gain or loss is not recognized in whole or in part for federal income tax purposes and in which such transferee's adjusted basis, as determined for federal income tax purposes, is determined by reference to the adjusted basis of the Contributor in such Protected Units.

                  Crown: Has the meaning set forth in the Recitals.

                  Crown Indemnifying Parties: Has the meaning set forth in
                  Section 9.

                  Crown Merger: Means the merger of Crown, with and into PREIT, with PREIT surviving, on November 19, 2003.

                  Crown Partnership: Has the meaning set forth in the Preamble.

                  Crown Partnership Contribution Agreement: Means that certain agreement by and between Crown Partnership and PREIT Partnership, dated as of May 13, 2003.

                  Crown Properties: Means those properties acquired by PREIT Partnership from Crown and Crown Partnership in the Crown Merger and the other Merger Transactions, including, without limitation, the Protected Properties and the Liquidating Properties.

                  Crown Proportionate Interest: Has the meaning set forth in the Crown Partnership Distribution Agreement, dated as of May 13, 2003.

                  Exchange Act: The Securities Exchange Act of 1934, as amended.

                  Final Determination: Shall have the meaning ascribed to the term "determination" in Sections 1313(a)(1), (a)(2) and (a)(4) of the Code.

                  Final Notice: Shall have the meaning set forth in Section 7(b)(i).

                  First Protection Period: Means the period commencing on November 19, 2003 and ending on the earlier of (i) November 19, 2008, or (ii) the first date on which the MEP Group beneficially owns (as defined by Rule 13-d(3) of the Exchange
                  Act) in the aggregate less than twenty-five percent (25%) of the aggregate number of common shares of PREIT and PREIT OP Units issued to the MEP Group pursuant to the Crown Merger and the other Merger Transactions.

                  Gross-Up Amount: Means, as to any Contributor, an amount equal to the Assumed Effective Tax Rate times the amount of any Tax Cost payable to such Contributor under Section 2(c)(i),
                  Section 2(d)(iii)(A), Section 2(d)(iii)(B)(3.) or Section 3(d), as relevant, and the Gross-Up Amount, as provided for therein, so that after receipt by such Contributor of amounts received pursuant to Section 2(c)(i), Section 2(d)(iii)(A),
                  Section 2(d)(iii)(B)(3.) or Section 3(d), as relevant, such Contributor would retain an amount equal to the assumed Tax Cost, after reduction for the assumed taxes on such assumed Tax Cost and Gross-Up Amount, computed at the Assumed Effective Tax Rate.

                  Guaranteed Amount: Means, as to each Guarantee Partner, the amount of the Guaranteed Debt guaranteed by such Guarantee Partner, as set forth on Schedule 2 to this Agreement.

                  Guaranteed Debt: Means the Qualifying Debt guaranteed by the Guarantee Partners.

                  Guarantee Opportunity: Shall have the meaning set forth in
                  Section 3(a).

                  Guarantee Partners: Means the Contributors whose names are set forth on Schedule 2 to this Agreement.

                  Guarantee Protection Period: Means the period commencing on November 19, 2003 and ending on November 19, 2018.

                  Guaranty Agreement: With respect to guarantees in existence as of November 19, 2003, the term Guaranty Agreement means the agreement dated as of August 28, 1998, as amended to the date of the Merger Agreement, by CIT and General Electric Capital Corporation. With respect to any guarantee entered into pursuant to Section 3(a) hereof, the term Guaranty Agreement means a guarantee entered into by the Guarantee Partners substantially in the form of the agreement attached as Exhibit A to this Agreement.

                  Institution: Shall have the meaning set forth in the definition of Interest Expense in this Section 1.

                  Interest Expense: Means, with regard to a Contributor, an amount equal to either:

                           (i) The actual interest incurred by such Contributor each calendar quarter on a loan, if such loan is entered into, from a lender who is, as of the date the loan is made, a "qualified person" within the meaning of Section 49(a)(1)(D)(iv) of the Code, which loan would be entered into for the purpose of funding the payment of the Tax Cost of such Contributor as a result of a breach by PREIT Partnership of Section 2(a) or Section 3(a), as relevant, with a principal amount equal to such Tax Cost, computed assuming (A) the term of the loan commences on the Contributor's Assumed Tax Payment Date and ends on the expiration of the Second Protection Period, (B) the repayment of the loan will be made on a monthly basis, (C) the loan will be unsecured but fully recourse to the Contributor (and, if not the Contributor, fully recourse to CIT and CAIC, but otherwise without recourse to, or guarantees from, affiliates of the Contributor), and (D) the loan is otherwise on commercially reasonable terms; provided that in the case of this clause (i), such Contributor shall provide to PREIT Partnership thirty (30) days notice of the terms of such loan and, if within thirty (30) days after receipt of such notice, PREIT Partnership delivers to such Contributor a letter from a lender that is a "qualified person" within the meaning of
                           Section 49(a)(1)(D)(iv) of the Code offering to provide to such Contributor a loan satisfying the conditions in this clause (i) at an interest rate below the rate specified in the notice from such Contributor to PREIT Partnership (referred to herein as a "Qualified Loan Offer"), the Interest Expense shall not exceed the interest that would be paid on the loan described in the Qualified Loan Offer. If requested by PREIT Partnership, a Contributor shall provide such cooperation as is reasonably requested (including, without limitation, providing to a prospective lender such financial information as a prospective lender might customarily request) in order to facilitate the issuance of a Qualified Loan Offer; or

                           (ii) If Contributor elects not to incur a loan described in clause (i), the interest that would have been incurred by such Contributor each calendar quarter on a hypothetical loan in the principal amount equal to the Tax Cost from a lender described in clause (i) and meeting the conditions described in subclauses (A) through (D) of clause (i), which interest shall be determined by a nationally recognized independent financial institution (the "Institution") jointly selected and retained by PREIT Partnership and the Contributor. The determination made by the Institution shall be final, conclusive and binding on PREIT Partnership and the Contributor. PREIT Partnership and the Contributor shall share the fees and expenses of any Institution equally.

                  Liquidating Properties: Means West Manchester Mall, York, PA; Martinsburg Mall, Martinsburg, WV; Mount Berry Square, Rome, GA; Shenango Valley Mall, Sharon, PA; Schuylkill Mall, Frackville, PA; and Bradley Square Mall, Cleveland, TN.

                  MEP Group: Has the meaning set forth in the Merger Agreement.

                  Merger Agreement: Has the meaning set forth in the Recitals.

                  Merger Transactions: Has the meaning set forth in the Recitals.

                  Original Built-In Gain: Means, in regard to a Protected Property, the lesser of (i) the amount of gain that was deferred with respect to a Contributor pursuant to Section 721 of the Code at the time of the contribution of such Protected Property to Crown Partnership, or (ii) the amount of gain that would have been allocated to such Contributor pursuant to
                  Section 704(c) of the Code if Crown Partnership were to have disposed of the Protected Property on November 16, 2003 in a fully taxable transaction, reduced in either case from the date hereof by reductions after the date hereof in the "book-tax disparity" (as computed for purposes of Section 704(c) of the Code) with respect to such Protected Property (but only if and to the extent that such reduction is matched dollar for dollar by a reduction in the taxable gain allocable to the Contributor pursuant to Section 704(c) of the Code by reason of a sale or other disposition).

                  Pasquerilla: Has the meaning set forth in the Preamble.

                  PREIT: Has the meaning set forth in the Preamble.

                  PREIT OP Units: Means partnership interests of PREIT Partnership, which are denominated as units.

                  PREIT Partnership: Has the meaning set forth in the Preamble.

                  PREIT Partnership Agreement: Means the First Amended and Restated Agreement of Limited Partnership of PREIT Associates, L.P., dated as of September 30, 1997, as amended.

                  Protected Properties: Means those properties set forth on
                  Schedule 1 to this Agreement and any other properties or assets acquired by PREIT Partnership as "exchanged basis property" (as defined in Section 7701(a)(44) of the Code) with respect to such Protected Properties. In no event shall the term "Protected Property" be deemed to refer to any of the Liquidating Properties or any direct or indirect interest in any of the Liquidating Properties.

                  Protected Units: Means only those PREIT OP Units issued to Crown Partnership in the Merger Transactions, or any PREIT OP Units thereafter issued by PREIT Partnership to the Crown Partnership or any other Contributors in exchange for such Protected Units or solely with respect to such Protected Units or pursuant to the exercise of an option pursuant to which PREIT Partnership acquires limited partnership interests in CFLP and WCALP from Crown Partnership as set forth in the Crown Contribution Agreement. The term Protected Units shall not include any other PREIT OP Units hereafter acquired by a Contributor, whether from PREIT Partnership or otherwise.

                  Qualified Loan Offer: Has the meaning set forth in the definition of Interest Expense in this Section 1.

                  Qualifying Debt: Means indebtedness of PREIT Partnership that is described in (i), (ii) or (iii) below:

                           (i) In the case of indebtedness secured by any property or other asset of PREIT Partnership and not recourse to all of the assets of PREIT Partnership, it is the most senior indebtedness secured by that property or asset, and the property securing the indebtedness must have a fair market value, at the time that the Guarantee Opportunity is offered, at least equal to (a) 333% of the aggregate amount of the guarantees provided by Guarantee Partners hereunder with respect to such indebtedness, and (b) 133% of the aggregate amount of all indebtedness secured by such property; or

                           (ii) In the case of indebtedness that is recourse to substantially all of the assets of PREIT Partnership, the indebtedness is at all times the most senior indebtedness of PREIT Partnership (but there shall not be a prohibition against other indebtedness that is pari passu with such indebtedness) and the face amount of the indebtedness outstanding is at all times at least equal to 200% of the aggregate amount of the guarantees provided hereunder; or

                           (iii) The indebtedness that is guaranteed as of November 19, 2003, by one or more of the Guarantee Partners pursuant to the Guaranty Agreement.

                  In addition, at no time can there be guarantees with respect to the same indebtedness that are not provided by other Guarantee Partners pursuant hereto that are prior to or pari passu with the guarantees provided by the Guarantee Partners pursuant hereto (but there shall be no prohibition on guarantees of other portions of such indebtedness); provided, however, that such prohibition shall not apply with respect to any other guarantees of such debt that are in effect on November 19, 2003, with respect to any of the Guaranteed Debt described in clause (iii) above.

                  Response Period: Has the meaning set forth in Section 7(b)(i).

                  Second Protection Period: Means the period commencing on November 20, 2008, the first day following the last day of the First Protection Period, and ending on the earlier of (i) November 19, 2011, or (ii) the first date on which the MEP Group beneficially owns (as defined by Rule 13-d(3) of the Exchange Act) in the aggregate less than twenty-five percent (25%) of the aggregate number of common shares of PREIT and PREIT OP Units issued to the MEP Group pursuant to the Crown Merger and the other Merger Transactions; provided, however, that there shall be no Second Protection Period if the First Protection Period terminates by reason of clause (ii) in the definition of the First Protection Period.

                  Subsidiary: Means any subsidiary of PREIT Partnership that owns a Protected Property, after giving effect to the Merger Transactions, or that thereafter is a successor to PREIT Partnership's direct or indirect interest in a Protected Property.

                  Successor Partnership: Has the meaning set forth in Section 2(b).

                  Tax Cost: Means, as to each Contributor, an amount equal to the Assumed Effective Tax Rate times the income and/or gain required to be recognized by such Contributor as a result of a breach of Section 2(a) or Section 3(a) of this Agreement, as applicable (determined subject to the limitations set forth in Section 2((d)(i) and (ii) or Section 3(d), as applicable).

                  WCALP: Means Washington Crown Center Associates L.P., a Pennsylvania limited partnership.

               2. Restriction on Dispositions of Protected Properties.

                  (a) Restriction. PREIT Partnership agrees for the benefit of each Contributor, for the cumulative term of the First Protection Period and the Second Protection Period, that neither it nor any Subsidiary will directly or indirectly sell, exchange, or otherwise dispose of any Protected Property except as otherwise expressly permitted pursuant to this Agreement.

                  (b) Exceptions. Notwithstanding the restriction set forth in
Section 2(a), PREIT Partnership may dispose of a Protected Property if such disposition qualifies as a like-kind exchange under Section 1031 of the Code, or an involuntary conversion under Section 1033 of the Code, or other transaction (including, but not limited to, a contribution of property to any entity that qualifies for the nonrecognition of gain under Section 721 or Section 351 of the Code, or a merger or consolidation of PREIT Partnership with or into another entity that qualifies for taxation as a "partnership" for federal income tax purposes (a "Successor Partnership")) that does not result in the recognition of any Original Built-In Gain that would be allocable to a Contributor with respect to Protected Units; provided, however, that: (i) in the event of a disposition under Section 1031 or Section 1033 of the Code, any property that is acquired in exchange for or as a replacement for a Protected Property shall thereafter be considered a Protected Property for purposes of this Section 2; (ii) if the Protected Property is transferred to another entity in a transaction in which gain or loss is not recognized, the interest of PREIT Partnership in such entity shall thereafter be considered a Protected Property for purposes of this Section 2, and if the acquiring entity's disposition of the Protected Property would cause a Contributor to recognize any Original Built-In Gain as a result thereof, the transferred Protected Property still shall be considered a Protected Property for purposes of this Section 2; and (iii) in the event of a merger or consolidation involving PREIT Partnership and a Successor Partnership, the Successor Partnership shall have agreed in writing for the benefit of the Contributors that all of the restrictions of this Section 2 shall apply with respect to the Protected Properties, or such restrictions shall otherwise so apply by operation of law. In addition, none of the transactions that make up any of the Merger Transactions (including, without limitation, any transactions involving any of the Liquidating Properties or any interest in any entity that owns an interest in any of the Liquidating Properties) shall be considered to be in violation of Section 2(a) of this Agreement.

                  (c) Damages. In the event that PREIT Partnership breaches its obligation set forth in Section 2(a) with respect to a Contributor, except as set forth in Section 2(d) below, the Contributor's sole right shall be to receive from PREIT Partnership as damages an amount equal to the following:

                  (i) If the breach occurs during the First Protection Period, the sum of (A) the Tax Cost attributable to such breach and
                  (B) the Gross-Up Amount.

                  (ii) If the breach occurs during the Second Protection Period, the Interest Expense.

                  (iii) If the breach occurs as a result of an "installment sale" (within the meaning of Section 453(b)(1) of the Code), PREIT Partnership may elect, in its sole and absolute discretion, to pay to each Contributor on an annual basis through the end of the Second Protection Period, in lieu of payment under subclause (i) or (ii) of this Section 2(c), the sum of (A) the amount of the payment that would be required to be made to such Contributor under subclause (i) or (ii), as applicable, with regard to the Original Built-In Gain required to be recognized for the year at issue as a result of such breach, after taking into account the application of the "installment sale" rules, plus (B) the lesser of (1.) the product of (a) the amount of the Original Built-In Gain that is deferred to a subsequent year under the "installment sale" rules multiplied by (b) the interest rate specified in Section 453A(c)(2)(B) of the Code, and (2.) the actual amount of interest payable by such Contributor with respect to the year at issue under Section 453A(c) of the Code (which amount shall be determined for each year on the basis of a certificate addressed to PREIT Partnership from the entity that prepared or reviewed the federal income tax return of the Contributor for the relevant taxable year, which certificate shall state and warrant either (x) the actual amount of interest reported on the Contributor's federal income tax return as due to the Internal Revenue Service from such Contributor with respect to such year pursuant to Section 453A of the Code, or (y) that the amount described in subclause (1.) above with respect to the Contributor was less than the actual amount of interest reported on the Contributor's federal income tax return as due to the Internal Revenue Service from such Contributor with respect to such year pursuant to Section 453A of the Code).

                  (d) Assumptions Regarding Determination of Tax Cost and Related Amounts.

                  (i) In determining the Tax Cost, the Gross-Up Amount and/or the Interest Expense for purposes of Section 2(c) and related provisions of this
Section 2, only Original Built-In Gain required to be recognized by the respective Contributor by reason of the breach of the covenants set forth in
Section 2(a) and allocated to such Contributor from PREIT Partnership by reason of Section 704(c) of the Code shall be taken into account. Prior to the closing of the Crown Merger, Crown Partnership distributed to Crown in liquidation of Crown's interest in Crown Partnership the Crown Proportionate Interest in substantially all of the assets of Crown Partnership (including, directly or indirectly, each of the Protected Properties), subject to a percentage of the liabilities of Crown Partnership equal to the Crown Proportionate Interest. It is the understanding and intention of the parties that, as a result of such distribution in liquidation of Crown's interest by Crown Partnership to Crown, the Original Built-In Gain attributable to the Protected Properties that would be allocable to the Contributors in the future was reduced by a percentage equal to the Crown Proportionate Interest.

                  (ii) Each of the parties hereto agrees (A) that, for purposes of computing the Tax Cost, the Gross-Up Amount and/or the Interest Expense for purposes of Section 2(c) and related provisions of this Section 2, unless there is a Final Determination to the contrary, such computations shall be made assuming that the Original Built-In Gain attributable to the Protected Properties that would be allocable to the Contributors in the future was reduced by a percentage equal to the Crown Proportionate Interest prior to the contribution of the Protected Properties to PREIT Partnership as part of the Merger Transactions (the "Assumed Built-In Gain Calculation"), and (B) to prepare its tax returns and/or information returns relating to any transaction that results in the recognition of Original Built-In Gain by PREIT Partnership and/or any of the Contributors in a manner consistent with the Assumed Built-In Gain Calculation and not to take any position or make any assertion inconsistent therewith in any proceedings with the Internal Revenue Service or any other taxing authority. Any challenge by the Internal Revenue Service or any other taxing authority relating to the Assumed Built-In Gain Calculation shall be governed by Section 7 below.

                  (iii) In the event of a Final Determination that the percentage of the Original Built-In Gain of Crown Partnership allocable to the Contributors exceeds the amount contemplated under the Assumed Built-In Gain Calculation and such increased amount is not attributable to either the fact that Crown Partnership or any partnership in which Crown Partnership owned an interest had in effect with respect to the taxable year in which the Merger Transactions closed a "Section 754 election," or a breach by any of the Contributors of their obligations set forth in Section 2(d)(ii)(B) and/or
Section 6(a) below, the amount of damages under Section 2(c) for a breach of
Section 2(a) shall equal:

                  (A) if the breach of Section 2(a) occurs during the First Protection Period, the sum of (1.) the Tax Cost and (2.) the Gross-Up Amount (both calculated without giving effect to the limitations in Sections 2(d)(i) and 2(d)(ii) and based upon the actual amount of such Original Built-In Gain required to be recognized as a result of such Final Determination); and

                  (B) if the breach of Section 2(a) occurs during the Second Protection Period:

                           (1.) with regard to the first $85.0 million of Original Built-In Gain allocable to the Contributors, in the aggregate, as a result of one or more breaches of Section 2(a) during the Second Protection Period, the Interest Expense attributable to the actual amount of such Original Built-In Gain required to be recognized during the Second Protection Period;

                           (2.) with regard to 50% of the Original Built-In Gain in excess of $85.0 million that is allocable to the Contributors, in the aggregate, as a result of one or more breaches of Section 2(a) during the Second Tax Protection Period, the Interest Expense attributable to the actual amount of such Original Built-In Gain; and

                           (3.) with regard to the remaining 50% of the Original Built-In Gain in excess of $85.0 million that is allocable to the Contributors, in the aggregate, as a result of one or more breaches of Section 2(a) during the Second Tax Protection Period, the sum of (a) the Tax Cost and (b) the Gross-Up Amount attributable to the actual amount of such Original Built-In Gain.

                  (e) Sole and Exclusive Remedy. Notwithstanding any provision of this Agreement, the sole and exclusive rights and remedies of any Contributor for a breach or violation of the covenants set forth in Section 2(a) shall be a claim for damages against PREIT Partnership, computed as set forth in Sections 2(c) and (d), and no Contributor shall be entitled to pursue a claim for specific performance of the covenants set forth in Section 2(a) or bring a claim against any person that acquires a Protected Property from PREIT Partnership in violation of Section 2(a) (other than a Successor Partnership that has agreed in writing to be bound by the terms of this Agreement or that has otherwise succeeded to all of the assets and all of the liabilities of PREIT Partnership, but then only for damages computed as set forth in Sections 2(c) and 2(d)).

                  (f) Determination Procedures; Payment Schedule.

                  (i) If PREIT Partnership has breached or violated the covenant set forth in Section 2(a) (or a Contributor asserts that PREIT Partnership has breached or violated the covenants set forth in Section 2(a)), PREIT Partnership and the Contributor agree to negotiate in good faith to resolve any disagreements regarding any such breach or violation and the amount of damages, if any, payable to such Contributor, as computed under Sections 2(c) and 2(d). If any such disagreement cannot be resolved by PREIT Partnership and such Contributor within sixty (60) days after such breach, PREIT Partnership and the Contributor shall jointly retain an arbitrator (the "Arbitrator") to resolve as expeditiously as possible all points of any such disagreement (including, without limitation, whether a breach of the covenant set forth in Section 2(a) has occurred and, if so, the amount of damages to which the Contributor is entitled as a result thereof, determined as set forth in Sections 2(c) and (d)). If the disagreement is based solely on the amount of damages (and not as to whether a breach has occurred), then PREIT Partnership and the Contributor shall jointly retain a nationally recognized independent public accounting firm (an "Accounting Firm") to act as an arbitrator for the purpose of resolving as expeditiously as possible the amount of damages to which the Contributor is entitled as a result of the breach. (The amount of damages to be determined by the Arbitrator or Accounting Firm, as applicable, shall include any interest required to be paid to any taxing authority (other than interest that, to the extent Section 2(c)(ii) applies, is compensated for by the payment to the Contributor of Interest Expense, and to the extent Section 2(c)(iii) applies, is compensated for by the payments provided for therein) and any penalties or additions to tax required to be paid to any taxing authority caused by PREIT Partnership's delay in payment.) All determinations made by the Arbitrator or the Accounting Firm, as applicable, with respect to the resolution of any breach or violation of the covenants set forth in Section 2(a) and the amount of damages payable to the Contributor under Sections 2(c) and 2(d) shall be final, conclusive and binding on PREIT Partnership and the Contributor. The fees and expenses of any Arbitrator or Accounting Firm shall be shared equally by PREIT Partnership and the Contributor.

                  (ii) PREIT Partnership shall pay any damages payable to a Contributor under Section 2(c) or Section 2(d) on the Contributor's Assumed Tax Payment Date, or, if later, not later than ten business days following a determination of damages in accordance with this Section 2(f); provided, however, that, subject to the determination procedures described in this Section 2(f), (i) the Interest Expense shall be paid on the closest business day falling on or before the last day of each calendar quarter during the term such Interest Expense is (or would be, in the case of a hypothetical loan) payable, except that the last payment shall be made on the last day of the Second Protection Period; and (ii) each annual payment, if any, pursuant to Section 2(c)(iii) shall be made not later than five business days prior to the due date (determined without regard to any extensions thereof) for the filing of such Contributor's tax return for the taxable year to which such payment relates.

                  (iii) If PREIT Partnership makes a payment for damages under this Section 2 and, at any time thereafter, there is a Final Determination that the Contributor is required to recognize a greater amount of income or gain than the income or gain assumed when calculating such damages, the difference between the damages calculated using the redetermined income or gain and the damages previously paid shall be paid by PREIT Partnership within ten (10) business days of the Final Determination.

                  3. Election by Contributors to Enter into Guarantees of Debt of PREIT Partnership.

                  (a) Requirement to Provide Guarantee Opportunity. During the First Protection Period and, if a Guarantee Partner shall so elect in a written notice to PREIT Partnership received at least 15 days prior to the termination of the First Protection Period on November 19, 2008, during the remaining portion of the Guarantee Protection Period, PREIT Partnership shall make available to each Guarantee Partner the opportunity (a "Guarantee Opportunity") to make a "bottom guarantee" of Qualifying Debt of PREIT Partnership or a Subsidiary in the form of the Guaranty Agreement and in an amount equal with respect to each Guarantee Partner to the amount set forth on Schedule 2 to this Agreement, determined taking into account all existing guarantees of such Guarantee Partner that are then in effect (treating as "bottom guarantees" for this purpose the guarantees that are in effect with respect to the indebtedness that is guaranteed as of November 19, 2003, by the Guarantee Partners pursuant to the Guaranty Agreement, as set forth on Schedule 2 to this Agreement). During the Guarantee Protection Period, if part or all of a Guaranteed Debt is repaid and, immediately after such repayment, (i) the amount remaining outstanding with respect to such Guaranteed Debt would be less than the Guaranteed Amount with respect to such Guaranteed Debt or (ii) the Guaranteed Debt no longer would be treated as Qualifying Debt, PREIT Partnership shall provide to each Guarantee Partner that had a Guaranteed Amount with respect to such Guaranteed Debt a new Guarantee Opportunity in an amount equal to such Partner's Guaranteed Amount with respect to the Guaranteed Debt being repaid or no longer qualifying as Qualifying Debt, provided that if the Guaranteed Debt is not being repaid in full, the new Guaranty Opportunity can be an offer to allow a guarantee of a portion of that remaining debt so long as the remaining portion of such debt, after taking into account the Guaranty Opportunities being offered with respect thereto, would be Qualifying Debt.

                  In the event that PREIT Partnership is required to offer a Guarantee Opportunity pursuant to this Section 3(a), PREIT Partnership will provide the Guarantee Partners notice of the type, amount and other relevant attributes of the Qualifying Debt with respect to which the Guarantee Opportunity is offered at least twenty (20) business days prior to (x) the earlier of the closing of the incurrence of such debt and the scheduled repayment of the existing Guaranteed Debt and (y) any subsequent date on which PREIT Partnership makes available additional Guarantee Opportunities by reason of the repayment of any indebtedness then subject to a Guarantee by the Guarantee Partners. In the event that PREIT Partnership repurchases outstanding Guaranteed Debt, whether or not such debt is retired, the repurchase thereof shall be treated as a repayment of the Guaranteed Debt for purposes of this
Section 3.

                  (b) Agreement to Use Commercially Reasonable Efforts to Provide Additional Guarantee Opportunities. After the expiration of the Guarantee Protection Period, PREIT Partnership agrees to use commercially reasonable efforts to make available to each Guarantee Partner a Guarantee Opportunity under terms similar to those described in Section 3(a) above, provided, however, that the Guaranteed Amount of each Guarantee Partner shall not exceed the lesser of the amount of such Guarantee Partner's negative tax capital account with respect to Crown Partnership on the last day of the Guarantee Protection Period or such Guarantee Partner's negative tax capital account with respect to Crown Partnership on the date hereof. PREIT Partnership's only obligation with respect to this Section 3(b) shall be to use commercially reasonable efforts. In the event PREIT Partnership fails to use commercially reasonable efforts to provide additional guarantee opportunities to each Guarantee Partner under this Section 3(b), the exclusive remedy of such Guarantee Partners shall be an action for specific performance, with no entitlement to monetary damages.

                  (c) No Representations or Warranties. PREIT Partnership makes no representation or warranty to any Guarantee Partner that any guarantee currently in effect or any guarantee entered into pursuant to Section 3(a) or
Section 3(b) shall be respected for federal income tax purposes for purposes of causing the Guarantee Partner to be considered to bear the "economic risk of loss" with respect to the indebtedness thereby guaranteed by such Guarantee Partner for purposes of either Section 752 or Section 465 of the Code.

                  (d) Damages. In the event that PREIT Partnership breaches its obligation set forth in Section 3(a) with respect to a Guarantee Partner during the Guarantee Protection Period, the Guarantee Partner's sole right shall be to receive from PREIT Partnership as damages an amount equal to the sum of (A) the Tax Cost as a result of such breach and (B) the Gross-Up Amount.

                  In no event shall the amount taken into account for purposes of computing the damages payable under this Section 3(d) exceed the amount of gain that would have been recognized by the Guarantee Partner if, at the closing of the Merger Transactions, such Guarantee Partner had recognized an amount of gain equal to the "negative tax capital account" that it had with respect to its interest in the Crown Partnership at the time of the Merger Transactions, determined taking into consideration any adjustments occurring as a direct result of the Merger Transactions, provided that such adjustments do not result in a "negative tax capital account" that exceeds the Guaranteed Amount with respect to such Guarantee Partner. PREIT Partnership shall be considered to have satisfied its obligations under Section 3(a), and therefore shall have no liability under this Section 3(d), if it makes an offer to a Guarantee Partner of an opportunity to guarantee Qualifying Debt within the time periods specified in Section 3(a) and PREIT Partnership shall have no liability if a Guarantee Partner fails to join in such guarantee of Qualifying Debt.

                  This Section 3(d) shall have no application in the event of a breach by PREIT Partnership of its obligations under Section 3(b), the exclusive remedy of a Contributor for any such breach being an action for specific performance of the obligations of PREIT Partnership thereunder.

                  (e) Sole and Exclusive Remedy; Payment Schedule.

                  (i) Notwithstanding any provision of this Agreement, the sole and exclusive rights and remedies of any Guarantee Partner for a breach or violation of the covenants set forth in Section 3(a) shall be a claim for damages against PREIT Partnership, computed as set forth in Section 3(d), and no Guarantee Partner shall be entitled to pursue a claim for specific performance of the covenants set forth in Section 3(a). If PREIT Partnership has breached or violated the covenant set forth in Section 3(a) (or a Guarantee Partner asserts that PREIT Partnership has breached or violated the covenant set forth in
Section 3(a)), procedures similar to those described in Section 2(f)(i) shall apply (substituting for this purpose, to the extent relevant, "Section 3" for "Section 2" wherever "Section 2" appears).

                  (ii) Payment of damages required under Section 3(d) shall be made under the same principles as those set forth in Sections 2(f)(ii) and (iii) (substituting for this purpose, to the extent relevant, "Section 3" for "Section 2" wherever "Section 2" appears).

                  (f) Allocation Covenant. PREIT Partnership acknowledges that the purpose of providing Guarantee Opportunities and specifically allowing the Contributors to guarantee Qualifying Debt is to provide for an allocation under
Section 752 of the Code of the indebtedness of PREIT Partnership and its Subsidiaries to the Contributors in an amount equal to the Guaranteed Amount. Subject to Section 6(b) hereof and the following, PREIT Partnership shall file its tax returns in a manner consistent with such allocation. PREIT Partnership shall not be required to make allocations of Guaranteed Debt to the Contributors as set forth above if and to the extent that PREIT Partnership determines in good faith that there may not be "substantial authority" (within the meaning of Section 6662(d)(2)(B)(i)) of the Code for such allocations; provided that PREIT Partnership shall provide to the Contributors notice of such determination and if, within forty five (45) days after the receipt of such notice, PREIT Partnership is provided an opinion of Reed Smith, Sullivan & Cromwell, or Ernst & Young (or another comparable law firm or Accounting Firm) to the effect that there is "substantial authority" (within the meaning of Section 6662(d)(2)(B)(i) of the Code) for such allocations, PREIT Partnership shall continue to make allocations of Guaranteed Debt to the Contributors as set forth in the first and second sentences of this Section 3(f). Notwithstanding the foregoing, if there shall have been a judicial determination in a proceeding to which PREIT Partnership is a party and as to which the Contributors have been allowed to participate (as and to the extent contemplated in Section 7) to the effect that such allocations are not correct, the first and second sentences of this Section 3(f) shall not apply unless (i) the matter is being appealed to an applicable court of appeals, (ii) the requirements of Sections 7(b)(i) (y) and (z) shall have been satisfied in connection therewith, and (iii) the opinion described above from a law firm or an Accounting Firm engaged by a Contributor shall have been provided, except that such opinion shall be to the effect that it is "more likely than not" that such allocations will be respected. In no event shall this
Section 3(f) be construed as to relieve PREIT Partnership for liability arising from a failure by PREIT Partnership to comply with one or more of the provisions of Section 3(a) of this Agreement.

                  (g) Cooperation in the Event of a Change. If a change in PREIT Partnership's allocations of Guaranteed Debt to the Contributors is required by reason of circumstances described in Section 3(f), PREIT Partnership and its professional tax advisors shall cooperate in good faith with the Contributors and their professional tax advisors to develop alternative allocation arrangements and/or other mechanisms that protect the federal income tax positions of the Contributors with respect to their "negative tax capital accounts" in the manner contemplated by the allocations of Guaranteed Debt to the Contributors as set forth in this Agreement.

                  4. No Obligation of PREIT Partnership to Maintain Debt; No Other Limitations.

                  (i) Notwithstanding any obligations of PREIT Partnership referred to in this Agreement or otherwise, PREIT Partnership shall not be obligated to maintain any level of indebtedness in excess of the amounts specifically required to meet the obligations set forth in Section 3 above.

                  (ii) Except as set forth in Section 2 and in Section 3 above, neither PREIT Partnership nor PREIT shall be under any restriction or limitation as to the actions it can take with respect to the Protected Properties and the indebtedness of PREIT Partnership and its Subsidiaries, whether by reason of fiduciary duty or otherwise, regardless of the tax consequences that such action (or any failure to act) might have for one or more Contributors.

                  5. No Limitations After Expiration of Term of the Agreement. After the expiration of the applicable protection period, except to the extent of PREIT Partnership's obligation under Section 3(b),

                  (a) the restrictions set forth in Sections 2 and 3 with respect to the Protected Properties and the Guaranty Agreements shall be of no force and effect;

                  (b) neither PREIT Partnership nor PREIT shall be under any restriction or limitation as to the actions it can take with respect to the Protected Properties and the indebtedness of PREIT Partnership and its Subsidiaries, whether by reason of fiduciary duty or otherwise, regardless of the tax consequences that such action (or any failure to act) might have for one or more Contributors; and

                  (c) PREIT Partnership and PREIT shall have no duty to consider the tax consequences to the Contributors of any action (or failure to act) with respect to the Protected Properties or the indebtedness of PREIT Partnership and its Subsidiaries.

                  6. Income Tax Reporting Obligations of the Parties.

                  (a) Reporting Obligations. Each party hereto agrees that its tax returns and/or information returns will be prepared in a manner that reflect the intent of the parties set forth below:

                  (i) Whether, and the extent to which, gain recognized as a result of a breach of Section 2(a) and allocated to a Contributor is attributable to the Original Built-In Gain of the Protected Property subject to the disposition shall be determined under normal tax accounting rules, with the result that the parties hereto will treat any such recognized gain as attributable solely to the Original Built-In Gain of the Protected Property until all of such Original Built-In Gain has been recognized.

                  (ii) The amount of the Original Built-In Gain of Crown Partnership allocable to the Contributors does not exceed the amount determined under the Assumed Built-In Gain Calculation.

                  (b) No Representations, Warranties, or Liabilities. PREIT and PREIT Partnership make no representation or warranty to the Contributors that any of the reporting positions described in Sections 3(f) and 6(a) and intended to be taken thereunder will be respected by the Internal Revenue Service, or that if any such position is challenged by the Internal Revenue Service, such challenge will not be successful. Except to the extent of PREIT Partnership's express obligations under Section 2 of this Agreement, neither PREIT nor PREIT Partnership shall have any liability to any Contributor under any circumstances in the event of a challenge by the Internal Revenue Service to any of the reporting positions described in Sections 3(f) and 6(a) so long as PREIT and PREIT Partnership have complied in good faith with their obligation to report such matters in the manner intended in Sections 3(f) and 6(a). In the event that, as the result of a change in statute or Treasury Regulations or a judicial decision or published revenue ruling or similar administrative pronouncement occurring subsequent to the date hereof, PREIT, as general partner of PREIT Partnership, determines in good faith that there is no longer a substantial basis for taking a reporting position contemplated by Section 3(f) or Section 6(a), no party hereto shall be required thereafter to take such reporting position; provided, however, that PREIT Partnership shall provide notice of such determination to each Contributor and if any Contributor shall, within 30 days of receipt of such notice, provide to PREIT Partnership an opinion of Reed Smith, Sullivan & Cromwell LLP or other tax counsel, which other counsel shall be reasonably acceptable to PREIT Partnership, to the effect that none of PREIT, PREIT Partnership, any of their affiliates or any person signing the applicable tax returns will be subject to any monetary or disciplinary penalty if PREIT and PREIT Partnership continue to take such reporting position, then PREIT and PREIT Partnership will continue to take such reporting position.

                  7. Contests and Audits.

                  (a) Notification of Audits or Disputes. Upon receipt by a party of any pending or threatened tax audit or assessment that may affect the determination of (i) the amount of Original Built-In Gain allocable to a Contributor by PREIT Partnership for a transaction or event that occurred prior to the expiration of the Second Tax Protection Period or (ii) the amount of liabilities allocated to a Contributor by PREIT Partnership under Section 752 of the Code for a period ending prior to the expiration of the Guarantee Protection Period pursuant to Section 3(b), such party shall notify the other party in writing within fourteen (14) days of the receipt of such notice.

                  (b) Control and Settlement.

                  (i) Except as otherwise provided in this paragraph, PREIT Partnership shall have (A) the exclusive right (but, except as described in clause (y), not the obligation) to control, and to represent the interests of all affected taxpayers in, any tax audit or administrative, judicial or other proceeding described above in Section 7(a) and to employ counsel of its choice, at PREIT Partnership's expense, and (B) in the case of any proceeding involving the matter described in clause (i) of Section 7(a), the obligation to defend the position contemplated by this Agreement, at the expense of PREIT Partnership; provided, however, that PREIT Partnership shall not enter into any settlement that affects, directly or indirectly, the determination of the amount of Original Built-In Gain allocable to a Contributor by PREIT Partnership required to be recognized during either the First Protection Period or the Second Protection Period or the determination of the amount of liabilities allocated to a Contributor under Section 752 of the Code without the prior written consent of such Contributor, which shall not be unreasonably withheld. Each such Contributor shall provide a written response to any written notification by PREIT Partnership of a proposed settlement within at least thirty (30) days (the "Response Period") of the receipt by the Contributor of such notification. As a condition to withholding its consent to a settlement pursuant to the preceding sentence, a Contributor must: (x) have a reasonable basis to believe that such settlement would have an adverse impact on one or more of the Contributors with respect to a matter covered by this Agreement, (y) believe, based upon the advice of Reed Smith, Sullivan & Cromwell LLP, or Ernst & Young LLP (or another comparable law firm or Accounting Firm), that it is "more likely than not" that the position asserted by the Contributor would prevail if it were to be asserted in a judicial proceeding (and upon the written request of PREIT Partnership, such Contributor shall provide to PREIT Partnership a letter from such law firm or Accounting Firm confirming such advice), and (z) except as contemplated by clause (ii)(B) below with respect to matters described in Section 7(a)(i), offer to assume the subsequent costs of defending and asserting the position asserted by the Contributor. If PREIT Partnership has not received a response from such Contributor within the first fourteen (14) days of the Response Period, PREIT Partnership shall provide, not less than ten (10) days prior to the expiration of the Response Period, another written notification (the "Final Notice") to the Contributor of the proposed settlement. If PREIT Partnership has timely provided the Final Notice and such Contributor fails to so respond within the Response Period, such Contributor shall be deemed to have consented to the proposed settlement.

                  (ii)


                  (A) Except as provided in clause (B) below, in the event that PREIT, as general partner of PREIT Partnership, determines, in good faith and based on a reasoned analysis of outside advisors to PREIT provided in writing (which written analysis PREIT will share with the Contributors, if requested to do so), that PREIT Partnership would be unlikely to prevail if it were to contest any tax audit or administrative, judicial or other proceeding described above in Section 7(a), PREIT Partnership may elect not to contest any such proceeding, provided, however, that, in this event, any of the Contributors shall then be entitled to elect to contest any such proceeding, at such Contributor's own expense. PREIT Partnership shall use good faith efforts to provide to any Contributor and its designated tax advisor the opportunity to participate in any tax audit or administrative, judicial or other proceeding described above in Section 7(a), subject to the following conditions: (1.) such participation shall be exclusively at the expense of the Contributor and at no expense to PREIT Partnership, and (2.) PREIT Partnership may place such limitations on any such participation as it determines in good faith are necessary or appropriate to avoid prejudicing its ability to contest any adverse determination or assertion involving the amount, if any, of the Original Built-In Gain required to be recognized by any one or more of the Contributors during either the First Protection Period or the Second Protection Period.

                  (B) Notwithstanding clause (A) above, PREIT Partnership shall undertake, at its expense, to contest a tax audit or administrative, judicial or other proceeding described above in Section 7(a)(i) if a Contributor provides to PREIT Partnership a letter from Reed Smith, Sullivan & Cromwell LLP, or Ernst & Young LLP (or another comparable law firm or Accounting Firm) to the effect that it is more likely than not that the position asserted by the Contributor would prevail if it were to be asserted in a judicial proceeding.

                  (C) The liability of PREIT Partnership with respect to any Original Built-In Gain required to be recognized by any Contributor shall be determined solely under Sections 2(c) and 2(d) above, and PREIT Partnership, in no event, shall have any liability, monetary or otherwise, relating to or arising out of the conduct of any proceedings pursuant to its authority under this Section 7, except as expressly provided for under Sections 2(c) and 2(d) above. The exclusive remedy of any Contributor with respect to a claimed breach by PREIT Partnership of its obligations under this Section 7 shall be an action for specific performance, provided that the foregoing shall not in any way limit the right of a Contributor to damages expressly provided for in Section 2(c),
Section 2(d) and Section 3(d) above.

                  8. Section 704(c) Method. Notwithstanding any provision of the PREIT Partnership Agreement, PREIT Partnership shall use the "traditional method" under Treasury Regulations Section 1.704-3(b) for purposes of making allocations under Section 704(c) of the Code with respect to each of the Protected Properties, with no "curative" or "remedial" allocations under Section 704(c) of the Code other than, to the extent permitted under Treasury Regulations ss. 1.704-3(c), curative allocations of gain recognized on a disposition of an interest in any Crown Property to offset the impact of the "ceiling rule" with respect to such property. The fair market values of the Crown Properties for purposes of making allocations pursuant to Section 704(c) of the Code with respect to the Crown Properties shall be the fair market values determined for purposes of the financial statements of PREIT and PREIT Partnership to be filed with the Securities and Exchange Commission with respect to the period following the Merger.

                  9. Liability for Certain Real Estate Transfer Taxes. Notwithstanding any other agreement to the contrary, PREIT Partnership hereby agrees, on the one hand, and each of CIT and CAIC (collectively, the "Crown Indemnifying Parties") hereby agrees, jointly and severally, on the other hand, that, in the event any realty transfer, recording or other similar taxes are imposed by the Pennsylvania Department of Revenue or any similar realty transfer, recording or other similar tax is imposed by the taxing authority of a locality located in the State of Pennsylvania on CFLP or WCALP (or PREIT Partnership, CIT, CAIC or any affiliate thereof) as a result of the transfers of partnership interests in either of CFLP or WCALP as part of the Merger Transactions or pursuant to Section 4 of the Crown Partnership Contribution Agreement, the aggregate cost equal to the sum of (a) all such realty transfer taxes imposed plus (b) any related interest required to be paid to any taxing authority plus (c) any related penalties or additions to tax required to be paid to any taxing authority shall be borne in the following proportion: (i) 50% by PREIT Partnership, and (ii) 50% by CIT and CAIC, jointly and severally. Each party described in this paragraph 9 agrees to file any returns or other documents required in connection with the realty transfer taxes described herein and to pay in a timely manner all amounts due by it to the applicable taxing authorities. Upon receipt by any party described in this paragraph 9 of any pending or threatened tax audit or assessment that may result in a payment under this paragraph 9, such party shall notify the other parties in writing within fourteen (14) days of the receipt of such notice. The Crown Indemnifying Parties shall pay to PREIT Partnership in cash or readily available funds any amounts required to be paid by the Crown Indemnifying Parties not later than ten (10) days after the receipt of written notice from PREIT Partnership that such amount is due and payable hereunder.

                  10. Waiver and Amendment. Any party hereto may waive its rights under this Agreement at any time, and no such waiver shall operate to waive any party's rights under this Agreement with respect to any subsequent event. Any agreement on the part of any such party to any such waiver shall be valid only if set forth in an instrument in writing signed by such party. This Agreement may be amended only by a written instrument signed by the parties hereto.

                  11. Invalid Provision. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

                  12. Notices and Addresses. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice) from such party:

                           (i) if to PREIT or PREIT Partnership, to:

                                       Pennsylvania Real Estate Investment Trust
                                       200 South Broad Street
                                       Philadelphia, PA 19102
                                       Attention: Bruce Goldman
                                                  General Counsel
                                       Fax No.:  (215) 546-7311

                               with a copy (which shall not constitute notice) to:

                                       Drinker Biddle & Reath LLP
                                       One Logan Square
                                       18th & Cherry Streets
                                       Philadelphia, PA  19103-6996
                                       Attention:  Howard A. Blum
                                       Fax No:  (215) 988-2757


                           (ii) if to any of the Contributors, to:

                                       Crown Investments Trust
                                       Pasquerilla Plaza
                                       Johnstown, PA 15901
                                       Attention: Terry Stevens
                                       Fax No.:  (814) 533-4661

                               with a copy to:

                                       Reed Smith LLP
                                       435 Sixth Avenue
                                       Pittsburgh, PA 15219
                                       Attention:  David L. DeNinno
                                       Fax No.:  412-288-3063

                  All notices shall be deemed given only when actually received.

                  13. Governing Laws; Binding Effect. This Agreement is governed by the laws of the State of Delaware and shall be construed in accordance therewith. All parties to this Agreement hereby consent to personal jurisdiction of the courts located in the State of Delaware. This Agreement shall be binding upon the heirs, personal representatives, successors and assigns of the parties hereto.

                  14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and which shall together constitute one and the same instrument.

                  15. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                  16. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                  17. Exculpation. This Agreement shall not impose any personal liability on any shareholder, trustee, trust manager, officer, employee or agent of PREIT, PREIT Partnership, or the Contributors, and all persons shall look solely to the property of PREIT Partnership, PREIT, and the Contributors for the payment of any claim hereunder or for the performance of this Agreement.

                  18. Prior Tax Agreements Rendered of No Force and Effect. Notwithstanding any other agreement to the contrary, PREIT Partnership is not assuming any obligation of Crown Partnership under any of the tax protection agreements that are described in Schedule 2.18(j) of the Crown Disclosure Schedule, which was prepared in connection with the Merger Agreement, or any similar agreement to which either of Crown or Crown Partnership is a party (other than this Agreement), and no such agreement shall have any force or effect with respect to PREIT Partnership and any assets acquired in the Merger Transactions.

                  IN WITNESS WHEREOF, each of the undersigned has executed, or caused this Agreement to be duly executed on its behalf, as of the date first written above.

                                  PENNSYLVANIA REAL ESTATE
                                  INVESTMENT TRUST

                                  By: /s/ Bruce Goldman
                                      -----------------------------
                                  Name: Bruce Goldman
                                  Title: Executive Vice President &
                                  General Counsel

                                  PREIT ASSOCIATES, L.P.
                                  By:  Pennsylvania Real Estate
                                  Investment Trust, as general partner

                                  By: /s/ Bruce Goldman
                                      -----------------------------
                                  Name: Bruce Goldman
                                  Title: Executive Vice President &
                                  General Counsel

                                  CONTRIBUTORS:
                                  -------------

                                  /s/ Mark E. Pasquerilla
                                      -----------------------------
                                  Mark E. Pasquerilla

                                  CROWN AMERICAN PROPERTIES, L.P.
                                  By:  Crown American Realty Trust,
                                  as general partner

                                  By: /s/ Terry L. Stevens
                                      -----------------------------
                                  Name: Terry L. Stevens
                                  Title: Exec. Vice President & CFO

                                  CROWN INVESTMENTS TRUST

                                  By: /s/ Ronald J. Hamilton
                                      -----------------------------
                                  Name: Ronald J. Hamilton
                                  Title: Chief Financial Officer and
                                  Vice President

                                  CROWN AMERICAN INVESTMENT COMPANY

                                  By: /s/ Ronald J. Hamilton
                                      -----------------------------
                                  Name: Ronald J. Hamilton
                                  Title: Chief Financial Officer and
                                  Vice President

                                  CROWN HOLDING COMPANY

                                  By: /s/ Ronald J. Hamilton
                                      -----------------------------
                                  Name: Ronald J. Hamilton
                                  Title: Chief Financial Officer and
                                  Vice President

                                  CROWN AMERICAN ASSOCIATES

                                  By: /s/ Ronald J. Hamilton
                                      -----------------------------
                                  Name: Ronald J. Hamilton
                                  Title: Chief Financial Officer and
                                  Vice President

                                                         Schedule 1 to Agreement
                                                         -----------------------
                              Protected Properties
                              --------------------
                                Capital City Mall

                            Hess Westgate Anchor Pad

                                Logan Valley Mall

                           North Hanover Mall & Strip

                                  Viewmont Mall

                                  Nittany Mall

                             Washington Crown Center

                             Francis Scott Key Mall

                                  Lycoming Mall

                                Chambersburg Mall

                                   South Mall

                                Philipsburg Mall

                               Patrick Henry Mall

                              New River Valley Mall

                                 Uniontown Mall

                               Wyoming Valley Mall

                                Palmer Park Mall

                                                         Schedule 2 to Agreement
                                                         -----------------------

                    Guarantee Partners and Guaranteed Amounts
                    -----------------------------------------

         Guarantee Partners                               Guaranteed Amounts
         ------------------                               ------------------
         Crown Investments Trust                         Its share of $250.0
                                                         million, as determined
                                                         by the Contributors and
                                                         provided to PREIT
                                                         Partnership in writing


         Crown American Investment Company               The share of $250.0
                                                         million not allocated
                                                         to Crown Investments
                                                         Trust

                                                                       Exhibit A
                                                                       ---------
                                     FORM OF
                                     -------

                               GUARANTY AGREEMENT
                               ------------------

         THIS GUARANTY AGREEMENT ("Guarantee"), dated as of _____, 2003, is made by those certain undersigned Persons identified on Schedule 1 attached hereto ("Guarantors"), in favor of [LENDER] ("Guaranteed Party").

         WHEREAS, [BORROWER] ("Maker"), is indebted to the Guaranteed Party in the sum of [LOAN], as evidenced by a certain Promissory Note dated [DATE] (the "Note"), which is secured by a Mortgage (the "Mortgage") on certain property of the Maker (the "Properties" and individually, a "Property").

         WHEREAS, the Guarantors desire to guarantee collection of a portion of the principal amount of the Note not in excess of [Guaranteed Amount] (the "Guaranteed Amount").

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Guarantors agree as follows:

                  1.       Guarantee

         A. The Guarantors hereby irrevocably and unconditionally guarantee the collection by the Guaranteed Party of, and hereby agree to pay to the Guaranteed Party upon demand (following (1) foreclosure of the Mortgage, exercise of the powers of sale thereunder and/or acceptance by the Guaranteed Party of a deed to a Property in lieu of foreclosures, and (2) the exhaustion of the exercise of any and all remedies available to the Guaranteed Party against Maker, including, without limitation, realizing upon the assets of Maker other than the Properties), an amount equal to the excess, if any, of the Guaranteed Amount over the Maker Proceeds (as hereinafter defined). The amounts payable by each Guarantor in respect of the guarantee obligations hereunder shall be in the same proportion as the amounts listed next to such Guarantor's name on Schedule 2 attached hereto bears to the Guaranteed Amount provided that, notwithstanding anything to the contrary contained in this Guarantee, each Guarantor's obligation shall be limited to the amount(s) set forth on Schedule 2 next to such Guarantor's name. The Guarantors' obligations as set forth in this Paragraph 1.A. are hereinafter referred to as the "Guaranteed Obligations."

         B. For the purposes of this Guarantee, the term "Maker Proceeds" shall mean the aggregate of the Foreclosure Proceeds (as hereinafter defined) plus all amounts collected from the Maker or realized from the sale of assets of the Maker other than the Properties.

         C. For the purposes of this Guarantee, the term "Foreclosure Proceeds" shall have the applicable meaning set forth below with respect to a Property:

                  1. If at least one bona fide third party unrelated to the Guaranteed Party (and including, without limitation, any of the Guarantors) bids for such Property at a sale thereof, conducted upon foreclosure of the related Mortgage or exercise of the power of sale thereunder, Foreclosure Proceeds shall mean the highest amount bid for such Property by the party that acquires title thereto (directly or through a nominee) at or pursuant to such sale. For the purposes of determining such highest bid, amounts bid for the Property by the Guaranteed Party shall be taken into account notwithstanding the fact that such bids may constitute credit bids which offset against the amount due to the Guaranteed Party under the Note.

                  2. If there is no such unrelated third-party at such sale of the Property so that the only bidder at such sale is the Guaranteed Party or its designee, the Foreclosure Proceeds shall be deemed to be fair market value (the "Fair Market Value") of the Property as of the date of the foreclosure sale, as such Fair Market Value shall be mutually agreed upon by the Guaranteed Party and the Guarantor or determined pursuant to subparagraph 1.D.

                  3. If the Guaranteed Party receives and accepts a deed to the Property in lieu of foreclosure in partial satisfaction of Maker's obligations under the Note, the Foreclosure Proceeds shall be deemed to be the Fair Market Value of such Property as of the date of delivery of the deed-in-lieu of foreclosure, as such Fair Market Value shall be mutually agreed upon by the Guaranteed Party and the Guarantor or determined pursuant to subparagraph 1. D.

         D. Fair Market Value of a Property shall be the price at which a willing seller not compelled to sell would sell such Property, and a willing buyer not compelled to buy would purchase the Property, free and clear of all mortgages but subject to all leases and reciprocal easement and operating agreements. If the Guaranteed Party and Guarantor are unable to agree upon the Fair Market Value of a Property in accordance with subparagraphs 1.C.2. or 3. above, as applicable, within twenty (20) days after the date of the foreclosure sale or the delivery of the deed-in-lieu of foreclosure, as applicable, relating to a Property, either party may have the Fair Market Value of a Property determined by appraisal by appointing an appraiser having the qualifications set forth below to determine the same and by notifying the other party of such appointment within twenty (20 days after the expiration of such twenty (20) day period. If the other party shall fail to notify the first party, within twenty
(20) days after its receipt of notice of the appointment by the first party, of the appointment by the other party of an appraiser having the qualifications set forth below, the appraiser appointed by the first party shall alone make the determination of such Fair Market Value. Appraisers appointed by the parties shall be members of the Appraisal Institute (MAI) and shall have at least ten years' experience in the valuation of properties similar to the Property being valued in the greater metropolitan area in which such Property is located. If each party shall appoint an appraiser having the aforesaid qualifications and is such two appraisers cannot, within thirty (30) days after the appointment of the second appraiser, agree upon the determination hereinabove required, then they shall select a third appraiser which third appraiser shall have the aforesaid qualifications, and if they fail so to do within forty (40) days after the appointment of the second appraiser they shall notify the parties hereto, and either party shall thereafter have the right, on notice to the other, to apply, for the appointment of a third appraiser to the chapter of the American Arbitration Association or its successor organization located in the metropolitan area in which the Property is located or to which the Property is proximate or if no such chapter is located in such metropolitan area, in the metropolitan area closest to the Property in which such a chapter is located. Each appraiser shall render its decision as to the Fair Market Value of the Property in question within thirty (30) days after the appointment of the third appraiser and shall furnish a copy thereof to the Guaranteed Party and Guarantor. The Fair Market Value of the Property shall then be calculated as the average of (i) the Fair Market Value determined by the third appraiser and (ii) whichever of the Fair Market Values determined by the first two appraisers is closer to the Fair Market Value determined by the third appraiser; provided, however, that if the Fair Market Value determined by the third appraiser is higher or lower than both Fair Market Values determined by the first two appraiser, such Fair Market Value determined by the third appraiser shall be disregarded and the Fair Market Value of the Property shall then be calculated as the average of the Fair Market Value determined by the first two appraisers. The Fair Market Value of a Property as so determined shall be binding and conclusive upon the Guaranteed Party and Guarantor. Each party shall bear the cost of its own appraiser and the cost of appointing, and the expenses of, the third appraiser shall be shared equally by the Guaranteed Party and Guarantor.

                  2.       Waivers.  Other Agreements.

         The Guaranteed Party is hereby authorized, without notice to demand upon Guarantors, which notice or demand is expressly waived hereby, and without discharging or otherwise affecting the enforceability of the obligations of the Guarantors hereunder (which shall remain absolute and unconditional notwithstanding any such action or omission to act), from time to time to:

                  (i) waive or otherwise consent to noncompliance with any provision of the Note or Mortgage, or any part thereof, or any other instrument or agreement in respect of the Guaranteed Obligations now or hereafter executed by Maker or any other person and delivered to the Guaranteed Party, except that Maker shall not extend the time for payment of the Guaranteed Obligations by Maker;

                  (ii) accept partial payments on the Guaranteed Obligations by Maker;

                  (iii) receive, take and hold additional security or collateral for the payment of the Guaranteed Obligations or for the payment of this Guarantee, or for the payment of any other guarantees of the Guaranteed Obligations, and exchange, enforce, waive, substitute, liquidate, terminate, abandon, fail to perfect, subordinate, transfer, or otherwise alter or release any such additional security or collateral;

                  (iv) apply any and all such security or collateral and direct the order or manner of sale thereof as the Guaranteed Party may determine in its sole discretion;

                  (v) settle, release, compromise, collect or otherwise liquidate the Guaranteed Obligations or accept, substitute, release, exchange or otherwise alter, affect or impair any Mortgage or any other security or collateral for the Guaranteed Obligations or any other guarantee therefore, in any manner;

                  (vi) add, release or substitute any one or more other guarantors, makers or endorsers of the Guaranteed Obligations and otherwise deal with Maker or any other guarantor as the Guaranteed Party may elect in its sole discretion; and

                  (vii) apply any and all payments or recoveries from Maker, Guarantors or from any other guarantor of the Guaranteed Obligations, to such of the Guaranteed Obligations as the Guaranteed Party in its sole discretion may determine, whether such Guaranteed Obligations are secured or unsecured or guaranteed or not guaranteed by others.

                  3. Miscellaneous.

         A. Notwithstanding anything in this Guarantee to the contrary, Lender shall be required first to seek recourse and resort against Borrower and any and all collateral (other than this Guarantee) given to Lender as security for the Note prior to Lender's having recourse to or the right to exercise any remedies against the Guarantors under this Guarantee. Any and all amounts received as a result of Lender's having sought such recourse and resort shall reduce (on a dollar-for-dollar basis) the Guaranteed Amount and the amount for which Guarantors are liable for any and all other sums hereunder; it being agreed by the parties hereto that the Guarantors shall only be liable to the extent there remains unpaid any Guaranteed Amount or any other sums guaranteed by the Guarantors hereunder after Lender has realized upon and resorted to the assets of Borrower and all collateral (other than this Guarantee) given to Lender as security for the Note.

         B. This Guarantee is binding on the Guarantors and their successors and assigns, and insures to the benefit of the Guaranteed Party.

         C. No delay on the part of the Guaranteed Party in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise or waiver by the Guaranteed Party of any right or remedy shall preclude any further exercise thereof, nor shall any modification or waiver of any of the provisions of this Guarantee be binding upon the Guaranteed Party, except as expressly set forth in a writing duly signed or delivered by the Guaranteed Party or on the Guaranteed Party's behalf by an authorized officer or agent of the Guaranteed Party. The Guaranteed Party's failure at any time or times hereafter to require strict performance by Maker, Guarantors or any other person of any of the provisions, warranties, terms and conditions contained in any security agreement, agreements, guarantee, instrument or document now or at any time or times hereafter executed by Maker or Guarantors or delivered to the Guaranteed Party shall not waive, affect or diminish any right of the Guaranteed Party at any time or times hereafter to demand strict performance thereof and such right shall not be deemed to have been waived by any act or knowledge of the Guaranteed Party, its agents, officers, or employees, unless such waiver is contained in an instrument in writing signed by an officer or agent of the Guaranteed Party and directed to Maker or Guarantors, or either of them (as the case may be) specifying such waiver. No waiver by the Guaranteed Party of any default shall operate as a waiver of any other default or the same default on a future occasion, and no action by the Guaranteed Party permitted hereunder shall in any way affect or impair the Guaranteed Party's rights or the obligations of Guarantors under this Guarantee.

         D. This Guarantee shall be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws (other than the conflicts of law provisions) of the State of New York.

         E. This Guarantee contains all the terms and conditions of the agreement between the Guaranteed Party and Guarantors. The terms and provisions of this Guarantee may not be waived, altered, modified or amended except in writing duly executed by the party to be charged thereby.

         F. Any notice shall be directed to the parties at the following addresses:

                                    If to Guarantors:

                                    If to the Guaranteed Party:

                      COUNTERPART GUARANTOR SIGNATURE PAGE
                         ATTACHED TO AND MADE A PART OF
                         THAT CERTAIN GUARANTY AGREEMENT
                                   DATED AS OF

         IN WITNESS WHEREOF, the undersigned has duly executed this Guarantee as of the date first above written.

                                 -----------------------------------------------
                                               Print Name of Guarantor

                                 -----------------------------------------------
                                               Signature of Guarantor

                        Schedule 1 to Guaranty Agreement
                        --------------------------------

                                   Guarantors
                                   ----------

                        Schedule 2 to Guaranty Agreement
                        --------------------------------

                               Guaranteed Amounts
                               ------------------




                                      -1-